UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012

ASTA FUNDING, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26906	22-3388607
State or Other Jurisdiction of Incorporation of Organization)	(Commission File Number)	(IRS Employer Identification Number)

210 Sylvan Ave. Englewood Cliffs, New Jersey		07632
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 567-5648

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information contained in Item 3.03 below regarding the Rights Agreement (as defined below) is incorporated by reference into this Item 1.01.

Item 3.03. Material Modification to Rights of Security Holders.

On August 20, 2012, pursuant to a rights agreement dated as of August 23, 2012 (the “Rights Agreement”) between Asta Funding, Inc. (the “Company”) and American Stock Transfer & Trust Co., LLC, as rights agent, the board of directors of the Company (the “Board”) authorized and declared a dividend distribution of one right (individually, a “Right” and, collectively, the “Rights”) for each outstanding share of common stock, par value $0.01 per share (the “Common Stock”). The dividend is payable to the Company’s stockholders of record as of the close of business on September 3, 2012 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at a price of $45 per one one-thousandth share, subject to adjustment (the “Purchase Price”).

Under the Rights Agreement, the Rights will be evidenced by the certificates evidencing Common Shares or book-entries representing uncertificated shares until the date (the “Distribution Date”) that is the earlier to occur of: (i) the close of business on the date that is ten business days after the first date (the “Stock Acquisition Date”) of public announcement that a person (other than the Company, a subsidiary or employee benefit or stock ownership plan of the Company or any of its affiliates or associates, or an Exempted Person, as defined below), together with its affiliates or associates, has acquired beneficial ownership of 20% or more of the outstanding Common Shares (any such person being hereinafter called an “Acquiring Person”) or (ii) the close of business on the date specified by the Board following the commencement or first public disclosure of a tender offer or exchange offer by any person (other than the Company, a subsidiary or employee benefit or stock ownership plan of the Company or any of its affiliates or associates), whether such commencement or first public disclosure occurs before or after the date of the Rights Agreement, the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Shares. An “Exempted Person” means any lineal descendant of Arthur Stern or Gary Stern, or their respective affiliates; provided, however, that, after the date of the Rights Agreement, any of such persons shall cease to be an Exempted Person and shall become an Acquiring Person if they, in the aggregate, acquire beneficial ownership of an additional 5% or more of the outstanding Common Stock of the Company in excess of the amount beneficially owned as of the date of the Rights Agreement.

The Rights Agreement provides that, until the Distribution Date, the Rights may be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), any certificate or, in the case of uncertificated shares, any initial transaction statement or subsequent period statement evidencing the transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Shares or the registration of transfer of ownership of Common Shares in the share register of the Company will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on the earliest of (i) September 2, 2015 or (ii) the first anniversary of the Record Date if the Rights Agreement has yet to be approved by the stockholders of the Company unless earlier redeemed, exchanged or amended by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock. The number of outstanding Rights and the number of one one-thousandths of the Preferred Stock issuable upon exercise of each Right will be subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or a subdivision, combination or reclassification of Common Stock occurring, in any such case, prior to the Distribution Date.

The Preferred Stock issuable upon exercise of the Rights will have the rights and preferences set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on August 23, 2012. The Preferred Stock will not be redeemable. If issued, each outstanding Preferred Share will be entitled, in connection with the declaration of a dividend on the Common Shares, to a preferential dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 1,000 times the related dividend declared per Common Stock. Subject to customary anti-dilution provisions, in the event of liquidation, the holders of Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 1,000 times the liquidation payment made per Common Stock. Because of the nature of the Preferred Shares’ dividend, voting and liquidation rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of a Right should approximate the value of one share of Common Stock.

Rights will be exercisable to purchase shares of Preferred Stock only after the Distribution Date occurs and prior to the occurrence of a Flip-in Event (as described below). A Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the second paragraph of this summary could precede the occurrence of a Flip-in Event and thus result in the Rights being exercisable to purchase Preferred Shares. A Distribution Date resulting from any occurrence described in clause (i) of the second paragraph of this summary would necessarily follow the occurrence of a Flip-in Event and thus result in the Rights being exercisable to purchase Common Shares or other securities as described below.

Under the Rights Agreement, in the event (a “Flip-in Event”) that (i) any person becomes an Acquiring Person, (ii) any Acquiring Person or any affiliate or associate of such person merges into or combines with the Company and the Company is the surviving corporation, (iii) any Acquiring Person or any affiliate or associate of such person effects certain other transactions with the Company, or (iv) during such time as there is an Acquiring Person the Company effects certain transactions, in each case as described in the Rights Agreement, then, in each such case, proper provision will be made so that from and after the occurrence of such event, each holder of a Right, other than Rights that are or were owned beneficially by an Acquiring Person or any affiliate or associate of such person (which, from and after the date of a Flip-in Event, will be null and void), will have the right to purchase that number of shares of common stock of the Company obtained by multiplying the then Purchase Price by the then number of one-one thousandths of a share of Preferred Stock and dividing the product by 75% of the market price per share on such date.

In the event (a “Flip-over Event”) that, at any time after a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Shares are changed or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company’s assets or earning power, including securities creating obligations of the Company, are sold, in each case as described in the Rights Agreement, then, and in each such case, proper provision will be made so that each holder of a Right, other than Rights which have become void, will have the right to purchase that number of shares of common stock of the surviving corporation obtained by multiplying the then Purchase Price by the then number of one-one thousandths of a share of Preferred Stock and dividing the product by 50% of the market price per share on such date.

From and after the Distribution Date, Rights (other than any Rights that have become null and void) will be exercisable as described above, upon payment of the aggregate exercise price in cash. In addition, at any time after the earlier of the Share Acquisition Date and the Distribution Date and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Company may exchange the Rights (other than any Rights that have become null and void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

The Company may, at its option, redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment (the “Redemption Price”), at any time prior to the earlier of (i) the close of business on the Share Acquisition Date and (ii) the close of business on the Expiration Date. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Prior to the time at which the Rights cease to be redeemable, the Rights Agreement may be amended by the Company without the approval of any holders of Rights Certificates, including amendments that increase or decrease the Purchase Price, that add other events requiring adjustment to the Purchase Price payable and the number of the Preferred Shares or other securities issuable upon the exercise of the Rights or that modify procedures relating to the redemption of the Rights.

The Board will have the exclusive power and authority to administer the Rights Agreement and to exercise all rights and powers specifically granted to the Board or to the Company therein, or as may be necessary or advisable in the administration of the Rights Agreement, including without limitation the right and power to interpret the provisions of the Rights Agreement and to make all determinations deemed necessary or advisable for the administration of the Rights Agreement (including any determination to redeem or not redeem the Rights or to amend or not amend the Rights Agreement). All such actions, calculations, interpretations and determinations (including any omission with respect to any of the foregoing) which are done or made by the Board in good faith will be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and will not subject the Board to any liability to any person, including without limitation the Rights Agent and the holders of the Rights.

A copy of the Rights Agreement is attached as Exhibit 4.1 hereto and is incorporated by reference herein. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights is as of the Record Date, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 23, 2012, the Company filed a Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware. See the description in Item 3.03 of this Current Report in Form 8-K for a more complete description of the rights and preferences of the Series A Preferred Stock. A copy of the Certificate of Designation is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 20, 2012, the Board approved amendments to Article IX of the Company’s By-Laws, the effect of which is to require 60 days prior notice to the Company of any matter which a stockholder intends to bring to a vote at an annual or special meeting of stockholders or any proposed candidate which a stockholder intends to nominate to the Board at an annual or special meeting of stockholders, along with certain information regarding the proposal or nominee, including the information regarding the proposal or the nominee that would be required to be disclosed in a proxy statement under Regulation 14A under the Securities Exchange Act of 1934. A copy of the By-Laws amendments is attached as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On August 24, 2012, the Company issued a press release announcing the adoption of the Rights Agreement, a copy of which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished with this Current Report on Form 8-K:

No.	Description

3.1	Certificate of Designation of Series A Preferred Stock

3.2	Amendments to Article IX of the By-Laws of Asta Funding, Inc.

4.1	Rights Agreement, dated as of August 23, 2012, between Asta Funding, Inc. and American Stock Transfer & Trust Co., LLC

99.1	Press Release of Asta Funding, Inc. dated August 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTA FUNDING, INC.

Dated: August 24, 2012	/s/ Gary Stern
Gary Stern
President and Chief Executive Officer